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                                                                     EXHIBIT 4.1

                     AMERICAN COMMUNICATIONS SERVICES, INC.

                                  $190,000,000

                       13% SENIOR DISCOUNT NOTES DUE 2005



                             SUPPLEMENTAL INDENTURE

                            Dated as of July 7, 1997

                                       to

                                    INDENTURE

                    Dated as of November 14, 1995, as amended





                            THE CHASE MANHATTAN BANK,

                                     Trustee
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                                    THIS SUPPLEMENTAL INDENTURE (the
                           "Supplemental Indenture"), dated as of July 7, 1997, by and between AMERICAN COMMUNICATIONS SERVICES, INC., a Delaware corporation (the "Company"), having its principal office at 131 National Business Parkway, Suite 100, Annapolis Junction, Maryland 20701, and THE CHASE MANHATTAN BANK (formerly know as Chemical Bank), a New York banking corporation, as trustee (the "Trustee") under the Indenture (as defined below), having its Corporate Trust Office at 450 West 33rd Street, New York, New York 10001-2697. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture.


                  WHEREAS, the Company and the Trustee previously duly executed, and the Company duly delivered to the Trustee, an Indenture dated as of November 14, 1995, as amended by the Supplemental Indenture dated as of March 11, 1996 and the Supplemental Indenture dated as of January 13, 1997 (as supplemented, the "Indenture"), relating to $190,000,000 aggregate principal amount at maturity of the Company's 13% Senior Discount Notes due 2005 (the "Notes");

                  WHEREAS, pursuant to Section 9.02 of the Indenture, the Company and the Trustee have obtained the consent of the Holders of not less than a majority in principal amount of the outstanding Notes to the amendments made hereby;

                  WHEREAS, the Board of Directors of the Company has authorized the execution of this Supplemental Indenture and its delivery to the Trustee;

                  WHEREAS, the Company has delivered an Officers' Certificate and Opinion of Counsel to the Trustee pursuant to Section 9.07 of the Indenture; and

                  WHEREAS, all other actions necessary to make this Supplemental Indenture a legal, valid and binding obligation of the parties hereto in accordance with its terms and the terms of the Indenture have been performed;

                  NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee hereby
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mutually covenant and agree for the equal and proportionate benefit of all
Holders of the Notes as follows:


                                    ARTICLE I

                                   Amendments

                  Upon execution of this Supplemental Indenture, the terms of the Notes and the Indenture shall be amended as follows:

                  SECTION 1.1. Section 1.01 of the Indenture shall be amended by adding the following definition in appropriate alphabetical order:

                  "EBIT" means the amount calculated in the same manner as EBITDA, but not including clauses (iii) and (iv) of the definition thereof contained herein."

                  "Fiber Network" means a digital fiber optic telecommunications network wholly owned by the Company that serves a Metropolitan Area."

                  "Metropolitan Area" means the 31 metropolitan areas in which the Company, as of June 30, 1997, has a Fiber Network and other metropolitan areas deemed in the reasonable business judgment of the management of the Company to provide an opportunity for the building and operation of such a Fiber Network with the reasonable potential to produce financial results for the Company at least substantially comparable to the metropolitan areas in which the Company has such operational Fiber Networks."

                  "2006 Notes means the Company's 12-3/4% Senior Discount Notes Due 2006."

                  SECTION 1.2. The definition of "Additional Notes" in Section
1.01 of the Indenture shall be amended by (A) striking the word "discount" in the first line of such definition, (B) inserting the words "or more" after the word "ten" in the fourth line thereof, (C) striking clause (iii) of such definition in its entirety and (D) renumbering the final clause (iv) of such definition as clause (iii) and inserting, after the words "other than" in the parenthetical therein, the following: "interest payment terms, escrow account provisions,".

                  SECTION 1.3.  The definition of "Indebtedness" in
Section 1.01 of the Indenture shall be amended by replacing
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the words "Additional Notes" each time they appear therein with the words "2006
Notes."

                  SECTION 1.4. The definition of "Permitted Liens" in Section
1.01 of the Indenture shall be amended by striking the word "and" at the end of clause (xv) of such definition, by renumbering the final clause (xvi) of such definition as clause (xvii) and by inserting a new clause (xvi) on the immediately preceding line as follows:

                  "(xvi) any Lien with respect to cash proceeds from the sale of the Additional Notes (or certificated or uncertificated securities or other investments) placed or held in escrow for the benefit of the holders of the Additional Notes; and".

                  SECTION 1.5. Section 4.09(b) of the Indenture shall be amended by striking such Section in its entirety and inserting a new Section 4.09(b) as follows:

         "(b) The provisions of Section 4.09(a) hereof shall not apply to:

         (i) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under the Secured Credit Facility; provided that the aggregate principal amount of Indebtedness incurred under the Secured Credit Facility by the Company and its Restricted Subsidiaries does not exceed $35,000,000 at any one time outstanding;

         (ii) the incurrence of the Existing Indebtedness;

         (iii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries;

         (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Interest Hedging Obligations with respect to any floating rate Indebtedness that is permitted to be outstanding under this Section 4.09;

         (v) the incurrence by the Company of any Exchange Rate Obligations; provided that such Exchange Rate Obligations were entered into in connection with transactions in the ordinary course of business or the incurrence of Indebtedness that is permitted under this Section 4.09;

         (vi) the incurrence by the Company of Indebtedness represented by the Notes, the 2006 Notes or the Additional Notes;
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         (vii) the incurrence by the Company of Indebtedness in connection with one or more standby letters of credit issued in the ordinary course of business;

         (viii) the incurrence by the Company of Indebtedness in respect of performance, surety or appeal bonds provided by the Company in the ordinary course of business;

         (ix) the incurrence by the Company of Indebtedness not to exceed, at any one time outstanding, an amount that is one and a half times the amount of the Net Cash Proceeds in excess of $40,000,000 received by the Company from the issuance and sale of its Qualified Stock (other than Preferred Stock) subsequent to the Issue Date; provided that such Indebtedness shall have a Stated Maturity no earlier than the Stated Maturity of the Notes and is subordinated to the Notes as provided in Exhibit F hereto;

         (x) the incurrence by the Company or any of its Restricted Subsidiaries of Refinancing Indebtedness issued in exchange for, or the proceeds of which are used to refinance, repurchase, replace, refund or defease ("Refinance") Indebtedness permitted pursuant to clauses (ii), (vi) or (xii) of this Section 4.09(b); provided that (1) the amount of such Refinancing Indebtedness shall not exceed the principal amount of, premium, if any, and accrued interest on the Indebtedness so Refinanced (or if such Indebtedness was issued with original issue discount, the original issue price plus amortization of the original issue discount at the time of the repayment of such Indebtedness) plus the fees, expenses and costs of such Refinancing and reasonable prepayment premiums, if any, in connection therewith; (2) such Refinancing Indebtedness shall have a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced; (3) such Refinancing Indebtedness shall have an Average Life equal to or greater than the Average Life of the Indebtedness being Refinanced; (4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness shall be subordinate in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being so Refinanced; and (5) no Restricted Subsidiary shall incur Refinancing Indebtedness to Refinance Indebtedness of the Company or another Subsidiary;

         (xi) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness of any Person which incurrence resulted directly from an Investment described in clause (ix) of the definition of "Permitted Investments" in Section 1.01 hereof; provided that, (x) immediately after giving effect to such Investment on a pro forma basis (and
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treating any Indebtedness which becomes, or is anticipated to become, an obligation of the Company or any Restricted Subsidiary as a result of such Investment as having been incurred by the Company or such Restricted Subsidiary at the time of such Investment), the Company would (A) be permitted to incur $1.00 of additional Indebtedness under Section 4.09(a) hereof or (B) have a Debt to EBITDA Ratio which is equal to or not worse than the Debt to EBITDA Ratio of the Company immediately prior to such Investment or (y) such incurrence is otherwise permitted; provided further that Indebtedness incurred by the Company and its Restricted Subsidiaries under this clause (xi) as a result of any such Investment does not exceed 50 percent of the Fair Market Value of the Qualified Stock used as consideration in such Investment; provided further that the aggregate principal amount of Indebtedness incurred under this clause (xi) does not exceed $50,000,000;

         (xii) the incurrence by the Company of Indebtedness consisting of Additional Notes yielding up to $150,000,000 gross proceeds to the Company (exclusive of any cash proceeds from the sale of the Additional Notes placed in escrow by the Company for the benefit of the holders of the Additional Notes) upon issuance thereof;

         (xiii) the incurrence by the Company of Permitted Subordinated Financing; and

         (xiv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness not otherwise permitted to be incurred pursuant to this Section 4.09 in an aggregate amount not to exceed $428,634."

         SECTION 1.6. Section 4.13(a)(iii) of the Indenture shall be amended by deleting the words "and Section 4.13(b)(viii)" in the last line thereof.

         SECTION 1.7. Section 4.18 will be amended by adding after the final sentence the following:

"In addition to the foregoing, commencing with the unaudited information for the fiscal quarter ended September 30, 1997, the Company will file with the Commission and will thereafter transit by mail to the Holders and file with the Trustee within the same time periods as set forth in the second next preceding sentence, unaudited information, on an aggregate Fiber Network basis (before headquarter allocations) segmented by the calendar year in which each such Fiber Network became operational, setting forth the investment in plant, property and equipment to date, revenue, EBITDA, EBIT, access lines, fiber miles, route miles, buildings connected and voice grade equivalents;
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provided, however, that, the Company will provide such unaudited information with respect to (i) all Fiber Networks that were initially operational at any time prior to December 31, 1995 (all such Fiber Networks shall be deemed to have become operational in calendar year 1995) and (ii) all Fiber Networks that were initially operational in each succeeding calendar year (including all or any portion of the then current year); and provided, further, that the Company need no longer comply with the information requirements of this sentence after four consecutive fiscal quarters for which the ratio of EBITDA of the Company to Consolidated Interest Expense (other than dividends or distributions with respect to preferred stock or Disqualified Stock of the Company) of the Company is greater than 1.0 or after the occurrence of a Change of Control."

         SECTION 1.8. A new Section 4.20 of the Indenture will be added, as follows:

         "SECTION 4.20. Limitation on Construction of Fiber Networks. The Company may construct Fiber Networks in no more than 45 Metropolitan Areas until the earlier of (i) the ratio of EBITDA of the Company to Consolidated Interest Expense (other than dividends or distributions with respect to preferred stock or Disqualified Stock of the Company) of the Company is greater than 1.0 for four consecutive fiscal quarters and (ii) the occurrence of a Change of Control."

         SECTION 1.9. The paragraph on the reverse side of each Note entitled "Optional Redemption." will be deleted in its entirety and replaced with the following:

         "Optional Redemption.

         The Notes may not be redeemed prior to May 1, 2001. Theeafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 calendar days' not more than 60 calendar days' notice, at the prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon (if any) to the applicable Redemption Date, if redeemed during the twelve-month period beginning May 1 of the years indicated below:


           Year                                    Percentage
           ----                                    ----------
           2001                                    110.000%
           2002                                    106.667%
           2003                                    103.333%
           2004 and thereafter                     100.000%"
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                                   ARTICLE II

                                  Miscellaneous

                  SECTION 2.1. For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (A) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture and (B) the words "herein", "hereof" and "hereby" and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not any particular Article, Section or other subdivision.

                  SECTION 2.2. Upon execution of this Supplemental Indenture, the Indenture shall be modified in accordance therewith, but except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

                  SECTION 2.3. Upon execution, this Supplemental Indenture shall form a part of the Indenture and the Supplemental Indenture shall be read, taken and construed as one and the same instrument for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

                  SECTION 2.4. This Supplemental Indenture shall become effective as of the date first above written; provided, however, that the amendment to Section 4.09 (b)(ix) of the Indenture made by Section 1.5 hereto and the amendments made by Sections 1.7, 1.8 and 1.9 hereto shall become effective immediately prior to the consummation of the issuance and sale by the Company of the Additional Notes.

                  SECTION 2.5. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture, as hereby amended, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit the Trustee's liabilities in the performance of the trust created by the Indenture, as hereby amended. Without limiting the generality of the foregoing, the Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of the Company and makes no representations as to the validity or sufficiency of this Supplemental
Indenture, except as to the due and valid execution hereof
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by the Trustee, and shall incur no liability or responsibility in respect of the validity thereof. The Trustee's execution of this Supplemental Indenture should not be construed to be an approval or disapproval of the advisability of the amendments to the Indenture provided herein.

                  SECTION 2.6. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE.

                  SECTION 2.7. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and duly attested, all as of the day and year first above written.


                                                 AMERICAN COMMUNICATIONS
                                                 SERVICES, INC.

                                                 by  /s/ Riley M. Murphy
                                                     --------------------------
                                                     Name: Riley M. Murphy
                                                     Title: Executive Vice
                                                          President/Secretary


[Corporate Seal]

Attest:





                                                 THE CHASE MANHATTAN BANK,
                                                 as Trustee


                                                 by  /s/ Andrew M, Deck
                                                     --------------------------
                                                     Name: Andrew M. Deck
                                                     Title: Vice President


[Corporate Seal]

Attest:
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STATE OF COLORADO)
                 )      SS.:
COUNTY OF CHAFFEE)

         On the 7th day of July, 1997, before me personally came Riley M. Murphy, to me known, who, being by me duly sworn, did depose and say that she is Executive Vice President/Secretary of American Communications Services, Inc., one of the corporations described in and which executed the foregoing instrument; that she knows the seal of said corporation; that the seal affixes to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that she signed her name thereto by like authority.



                                                /s/ William Josephy Murphy
                                              ---------------------------------
                                                        Notary Public


                                              State of Colorado
                                              My commission expires  9/20/99

[Seal]
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STATE OF                   )
                           )        SS.:
COUNTY OF                  )

                  On the 8th day of July, 1997, before me personally came Andrew
M. Deck, to me known, who, being by me duly sworn, did depose and say that he is Vice President of The Chase Manhattan Bank, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixes to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.



                                                /s/ Emily Fayan
                                             ----------------------------------
                                                      Notary Public


                                             State of New York
                                             My commission expires 12/31/97

[Seal]